Exhibit 99.1

CONTACT:	W. Gray Hudkins
President and
Chief Executive Officer
(631) 667-1200, ext. 226

Joseph P. Ciavarella
Vice President and
Chief Financial Officer
(631) 667-1200, ext. 233

FOR IMMEDIATE RELEASE

LANGER REPORTS OPERATING RESULTS FOR FOURTH QUARTER AND
YEAR ENDED DECEMBER 31, 2005

Deer Park, New York – March 21, 2006 - Langer, Inc. (NASDAQ:GAIT) today reported net loss for the year ended December 31, 2005, of approximately $(4,557,000), or approximately $(.63) per share on a fully diluted basis, compared to net income for the year ended December 31, 2004, of approximately $375,000, or $.08 per fully diluted share. For the three months ended December 31, 2005, net loss was approximately $(4,980,000), or $(.51) per fully diluted share, compared to net income of approximately $473,000, or $.10 per fully diluted share for the three months ended December 31, 2004. The principal reasons for the net loss for the year ended December 31, 2005, compared to net income for the year ended December 31, 2004, were (a) the non-cash stock award and stock option compensation expense recorded in 2005 of approximately $3,045,000 (including approximately $1,313,000 relating to the acceleration of vesting of certain stock options and stock awards in the fourth quarter of 2005), compared to approximately $23,000 in 2004, (b) the provision for impairment of $2,102,000 with respect to certain identifiable intangible assets recorded in 2005, and (c) the increase in interest expense to approximately $2,692,000 recorded in 2005, compared to approximately $1,219,000 in 2004. The net loss for 2005 was partially offset by the non-cash gain on the expiration of a put option of $1,750,000 recorded in the year ended December 31, 2005, compared to the non-cash gain on the change in the fair value of the put option of $605,000 recorded in the year ended December 31, 2004.

The three-month period ended December 31, 2005 was impacted by the non-cash stock award and stock option compensation expense totalling $2,398,000, the provision for impairment of certain identifiable intangible assets of $2,102,000, and a reduction in net sales of approximately 20.5%, compared to the three months ended December 31, 2004. Additionally, included in the results for the three months ended December 31, 2004, was the non-cash gain on the change in the fair value of the put option of $605,000.

Net sales for the year ended December 31, 2005 were approximately $40,141,000, an increase of approximately 33.2% over net sales of approximately $30,127,000 for the year ended December 31, 2004. The principal reason for the increase for the year ended December 31, 2005 was the net sales of approximately $17,505,000 in 2005 generated by Silipos, compared to $5,558,000 generated by Silipos in 2004 (which the Company acquired on September 30, 2004), partially offset by a decline in net sales of approximately $1,933,000 in our historic business. However, net sales for the three months ended December 31, 2005 were approximately $9,162,000, compared to approximately $11,530,000 for the three months ended December 31, 2004, a decrease of approximately 20.5%, attributable to the decline in net sales in both our historic business and Silipos.

Gray Hudkins, Langer’s President and Chief Executive Officer, said, “Our results for 2005 reflect two significant charges, one for the non-cash stock option and stock award compensation and another for the loss on impairment of certain identifiable intangible assets. While sales in both of our business segments lagged as compared to plan, we have recently seen some positive signs in the market place and are optimistic about our sales and marketing initiatives. During the fourth quarter of 2005, our sales were negatively impacted by the loss of two significant orthopedic customers for whom we had produced goods that were sold into various retail channels and we have been working to replace that business through the first quarter of 2006. In addition, we saw continued weakness in our legacy custom orthotics business but we have taken steps that we believe will stem those declines. However, our skincare business did perform as expected and met plan in the fourth quarter of 2005.”

Cost of sales was 55.4% of net sales for the year ended December 31, 2005, compared to 59.8% of net sales for the year ended December 31, 2004, resulting in gross profit as a percentage of net sales of 44.6% in 2005, compared to 40.2% for the year ended December 31, 2004. Costs of sales were 59.8% and 52.6% of net sales for the three months ended December 31, 2005 and 2004, respectively.

Gross profit as a percentage of net sales decreased to 40.2% for the three months ended December 31, 2005, compared to 47.4% for the three months ended December 31, 2004, principally due to certain fixed overhead expenses incurred, combined with lower net sales in the three months ended December 31, 2005.  However, the increase in the gross profit for the year ended December 31, 2005, compared to the year ended December 31, 2004, was attributable to the full year effect of Silipos’ products, which generated a higher gross profit, and more than offset the fourth quarter decline in net sales.

General and administrative costs were approximately $12,257,000, or 30.5% of net sales for the year ended December 31, 2005, compared to approximately $5,928,000, or 19.7% of net sales for the year ended December 31, 2004. General and administrative costs were approximately $4,990,000, or 54.5% of net sales for the three months ended December 31, 2005, compared to approximately $2,151,000, or 18.7% of net sales for the three months ended December 31, 2004. Silipos incurred approximately $1,539,000 of general and administrative expenses for the year ended December 31, 2005, compared to approximately $355,000 for the year ended December 31, 2004. The principal reasons for the remaining increase of approximately $5,145,000 was an increase in stock option compensation (approximately $2,303,000 which includes $1,046,000 for a stock option modification), an increase in stock-based compensation (approximately $719,000), an increase in professional fees (approximately $1,245,000), an increase in severance and related legal reserves ($372,000), an increase in executive salaries and consulting fees (approximately $293,000), an increase in amortization expense associated with the identifiable intangible assets with definite lives acquired in the Silipos acquisition (approximately $288,000), and an increase in depreciation expense (approximately $141,000), partially offset by transaction-related expenses of approximately $292,000 incurred in 2004 for which there were no comparable amounts in 2005.

Selling expenses for the year ended December 31, 2005 increased to approximately $7,403,000, or 18.4% of net sales, compared to approximately $4,951,000, or 16.4% of net sales for the year ended December 31, 2004. Selling expenses were approximately $1,702,000, or 18.6% of net sales, compared to approximately $2,567,000, or 22.3% of net sales, for the three months ended December 31, 2005 and 2004, respectively. The increase in selling expenses, both in absolute dollars and as a percentage of net sales, was attributable to the acquisition of Silipos on September 30, 2004, and the full year effect in 2005, as compared to its effect in the fourth quarter in 2004.

Interest expense for the year ended December 31, 2005 was approximately $2,692,000, compared to approximately $1,219,000 for the year ended December 31, 2004, an increase of approximately $1,473,000. Interest expense for the three months ended December 31, 2005 was approximately $296,000, compared to approximately $617,000 for the three months ended December 30, 2004, a decrease of approximately $321,000. Included in interest expense for the year ended December 31, 2005 is approximately $842,000 associated with the Silipos acquisition-related indebtedness, and the write-off of unamortized debt discount and related debt placement costs totalling approximately $630,000 associated with the June 2005 repayment in full of the 5.5% Subordinated Notes issued September 30, 2004.

Cash and cash equivalents at December 31, 2005 were approximately $18,829,000, compared to approximately $3,910,000 at December 31, 2004, an increase of approximately $14,919,000. Working capital at December 31, 2005 was approximately $9,204,000, compared to approximately $1,387,000 at December 31, 2004, an increase of approximately of $7,817,000. The increases in cash, cash equivalents and working capital are primarily attributable to the proceeds remaining from the underwritten public offering of 5,226,989 shares of common stock at $6.50 per share, which resulted in net proceeds of approximately $29,300,000, less the proceeds utilized to repay the Silipos acquisition-related indebtedness totalling $16,000,000 plus interest.

Mr. Hudkins commented, “Beginning in December 2005, we began the process of implementing lean manufacturing principles in our Deer Park and California custom orthotics facilities, which are designed to increase efficiency and productivity. Additionally, we expect to achieve improvements in production turn-around times, maximize production efficiency and increase capacity. Though at this point, we have only partially completed the implementation, we have already seen progress in the reduction of our turn-around times of fabricated orthotics to our customers. We believe that the improvement in customer service resulting from the initiative, as well as the expected increase in capacity, will make us more competitive in the marketplace and allow us to pursue relationships with larger accounts more aggressively than in the past. We have also forged on with consolidating infrastructure-related initiatives spearheaded by our Senior Vice President, Kathy Kehoe. We believe these efforts will help us to reduce our costs and increase our efficiencies.”

Mr. Hudkins concluded, “While we have been primarily focused on our operating and strategic initiatives outlined above, we continue to seek appropriate acquisition opportunities that are consistent with our growth strategy and our previously described acquisition criteria.”

Langer, Inc., together with its wholly owned subsidiary Silipos, Inc., designs, manufactures and distributes high quality medical products targeting the orthopedic, orthotic and prosthetic markets. In addition, the Company offers a diverse line of skincare products for the medical and therapeutic markets. The Company sells its products primarily in the U.S. and Canada, as well as in more than 30 other countries to national, regional, international and independent medical distributors and directly to healthcare professionals. Langer is based in Deer Park, New York, and has additional manufacturing facilities in Niagara Falls, New York, Anaheim, California, Montreal, Canada, Stoke-on-Trent, UK, and sales and marketing offices in Ontario, Canada and New York, New York.

Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future” and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Registration Statement on Form S-1, its 2004 Form 10-K and most recently filed Form 10-Qs and Form 8-Ks.

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LANGER, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	For the years ended December 31,
	2005	2004	2003

Net sales	$40,141,498	$30,126,759	$24,720,515
Cost of sales	22,222,934	18,022,532	16,049,790
Gross profit	17,918,564	12,104,227	8,670,725

General and administrative expenses	12,257,046	5,927,808	4,775,142
Selling expenses	7,402,843	4,950,947	3,131,197
Research and development expenses	469,971	48,694	—
Provision for impairment of identifiable intangible assets	2,102,000	—	—
Operating (loss) income	(4,313,296)	1,176,778	764,386
Other income (expense):
Interest income	443,996	174,261	157,522
Interest expense	(2,692,209)	(1,219,427)	(836,273)
Change in fair value of Put Option	1,750,000	605,000	—
Change in fair value of Protection Payment	—	(223,000)	—
Other	53,081	18,859	75,798
Other expense, net	(445,132)	(644,307)	(602,953)

(Loss) income before income taxes	(4,758,428)	532,471	161,433

Provision for (benefit from) income taxes	(201,160)	157,683	166,904

Net (loss) income	$(4,557,268)	$374,788	$(5,471)

Net (loss) income per common share:
Basic	$(.63)	$.09	$(.00)
Diluted	$(.63)	$.08	$(.00)

Weighted average number of common shares used in computation of net (loss) income per share
Basic	7,277,240	4,395,180	4,374,396
Diluted	7,277,240	4,793,439	4,374,396

LANGER, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	For the quarters ended December 31,
	2005	2004

Net sales	$9,161,955	$11,529,936
Cost of sales	5,477,397	6,064,829
Gross profit	3,684,558	5,465,107

General and administrative expenses	4,989,629	2,150,769
Selling expenses	1,701,976	2,566,775
Research and development expenses	117,299	48,694
Provision for impairment of identifiable intangible assets	2,102,000	—
Operating (loss) income	(5,226,346)	698,869
Other income (expense):
Interest income	164,146	38,546
Interest expense	(295,852)	(616,567)
Change in fair value of Put Option	—	605,000
Change in fair value of Protection Payment	—	(223,000)
Other	6,666	14,352
Other expense, net	(125,040)	(181,669)

(Loss) income before income taxes	(5,351,386)	517,200

Provision for (benefit from) income taxes	(371,055)	44,683

Net (loss) income	$(4,980,331)	$472,517

Net (loss) income per common share:
Basic	$(.51)	$.11
Diluted	$(.51)	$.10

Weighted average number of common shares used in computation of net (loss) income per share
Basic	9,725,191	4,390,668
Diluted	9,725,191	4,920,318